Lithium Technology Corporation 10Q

Exhibit 10.44

Public support program: "Improvement of the regional economic structure" (GRW)

Partial reduction and performance assessments of 12.05.2004 and dated 18.04.206,
Project no. SKZ 2916 0405

Ladies and Gentlemen,

Mr Koester,

With reference to our above mentioned partial reduction and performance assessments of 12.05.2004 and 18.04.2005 as well as your installment payment application dated 01.11.2011, you will find attached the installment payment agreement in duplicate with a request for sending a signed copy to 18.11.2011  The first payment date has been set for 15.11.2011.

We are required to appropriately collateralize our claim upon completion of payment agreements. Required for this purpose is the land registry collateralization of our claim. We ask you to request cancellation of the registered, satisfied mortgage on the property in Nordhausen, land registry of Nordhausen, Sheet 12520, and to inform us immediately upon completion of the cancellation. We will register our claim for the purpose of securing repayment in the amount of € 400,000.00. This lien we will release upon satisfactory payment of our claim.

We point out that this agreement is subject to the approval of the relevant committees.

Yours faithfully.

THÜRINGER AUFBAUBANK

Enclosed:

Installment payment agreement in duplicate

GAIA Akkumulatorenwerke GmbH

Management

Z Hd Herm Köster

Montaniastraβe 17

99734 Nordhausen

Public support program: "Improvement of the regional economic structure" (GRW)

Partial reduction and performance assessments of 12.05.2004 and dated 18.04.206,

Project no. SKZ 2916 0405

Ladies and gentlemen,
Mr. Koester,

We refer to our above mentioned partial reduction and performance assessments of 12.05.2004 and 18.04.2006 as well as your payment request of 01.11.2011. On this basis, we will offer you subject to revocation at any time, and subject to the necessary approval of the competent committees the following repayment agreement:

Principal Amount	€ 254,241.48
6% interest up to 11.02.2011	€ 151.061.81
Total plus daily interest at € 42.37	€ 405,303.39

The calculation of deferred interest at a rate of 6% from 03.11.2011 will be performed after receiving the last installment.

Payment will be made in monthly installments of € 5,000.00 due on the 15th of the month, beginning 15/11/2011.

Prepayment is acceptable anytime at no additional cost.

Please remit to the account of the Thüringer Aufbaubank
UniCredit Bank HypoVereinsbank
Account no. XXX XXX 20
BLZ: XXX XXX XX
Purpose: XXXXXXXX SKZ / GAIA Akkumulatorenwerke GmbH

Furthermore, this agreement is subject to securing our claim in the land register as a first lien on the property in Nordhausen, land of Nordhausen, sheet 12 520.

We will register a compulsory lien in the amount of € 400,000.00 to the aforementioned property. You agree to the cancellation of the other lien on the property and to inform us after the cancellation.

We point out that the remaining balance is due immediately, in the event you payment becomes 30 days in arrears.

The parties agree that the claim on the principal, costs and interest will continue to be valid in accordance with § 205 BGB for the duration of this agreement. The deferred receivable is recognized as part of the ongoing payment arrangement.

You are also committed inform us when your financial situation improves and to increase the repayment rates accordingly. This agreement is valid until 31.12.2012; with the expiry of this period we will re-examine whether the amount of the rates is appropriate. For this purpose, GAIA Akkumulatorenwerke GmbH will provide documents about its financial situation until 30.11.2012.

This deferral is subject to revocation at any time.

Please send your consent and signature on the duplicate to us. Should we have no reply prior to 18.11.2011, we are forced to take immediate actions.

With kind regards,

THÜRINGER AUFBAUBANK

accepted: